Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-197040, 333-199104 and 333-265266) on Form S-8 and (No. 333-205922) on Form S-3 of Bankwell Financial Group, Inc. of our report dated March 8, 2023, relating to the consolidated financial statements of Bankwell Financial Group, Inc., appearing in this Annual Report on Form 10-K of Bankwell Financial Group, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Hartford, Connecticut
March 8, 2023